Exhibit 14.4

Consent of Pincock, Allen & Holt, a division of Hart Crowser Inc.

Exhibit To

Form 20-F

March 18, 2005

Silver Standard Resources Inc.

Suite 1180, 999 West Hastings Street

Vancouver, BC

Canada V6C 2W2

Dear Sirs:

Re:	Report on the Shafter Project, Texas.

Pincock, Allen & Holt, a division of Hart Crowser Inc.:

•

has reviewed the summary of the estimate of resources at the Shafter Project in Texas included in the Form 20-F for the year ended December 31, 2004 of Silver Standard Resources Inc. (“Silver Standard”);

•	confirms that the summary of the estimate of resources concurs with the estimate contained in our report prepared for the Shafter Project in Texas;
•	consents to being referenced in the Form 20-F for the year ended December 31, 2004 of Silver Standard; and
•	consents to this consent being filed as an Exhibit to the Form 20-F for the year ended December 31, 2004 of Silver Standard.

Yours Sincerely,

Pincock, Allen & Holt

Per:

/s/ Susan R. Poos

Susan R. Poos, P.E.